Exhibit 99.1

Erie Indemnity Company Reports First Quarter 2007 Results

Erie, Pa., May 2, 2007 — Erie Indemnity Company (NASDAQ: ERIE) today announced financial results for the first quarter 2007.

Key points for the first quarter 2007:

•	Net income was $56.4 million for the first quarter of 2007, a 13.9 percent increase from $49.5 million for the same period in 2006. Net income per share-diluted increased to $0.88 per share, compared to $0.73 per share in the comparable quarter in 2006.

•	Net operating income per share (excluding net realized gains or losses on investments and related taxes) increased by 18.9 percent to $0.86 per share in the first quarter of 2007, from $0.72 per share, for the same period one year ago.

•	Management fee revenue decreased 1.8 percent to $228.6 million, from $232.9 million for the same period one year ago. A decline in the cost of management operations allowed margins to remain steady with 2006 at 19.4 percent in the first quarter of 2007.

•	The GAAP combined ratio was 89.2 in the first quarter of 2007 compared to 86.5 in the first quarter of 2006.

•	The policy retention ratio increased to 89.7 percent at March 31, 2007, compared to 89.5 percent at December 31, 2006 and 88.8 percent at March 31, 2006.

•	Net revenue from investment operations increased to $29.8 million from $20.6 million for the first quarters of 2007 and 2006, respectively, primarily driven by earnings on our limited partnership investments.

•	The 2007 annualized effective tax rate of 32.7 percent was offset by positive estimates of IRS examination settlements and adjustments to deferred taxes during the quarter offset somewhat by interest expense on uncertain tax positions.

“Our Company’s financial performance was favorable in the first quarter, driven by a variety of positive factors and trends,” said Jeffrey A. Ludrof, president and chief executive officer. “Our investment operations delivered strong results, and the momentum we gained in growing our policies in force in the latter part of 2006 continued at an even stronger rate in the first three months of 2007.   Accelerated sales by ERIE agents increased our policies in force by nearly 13,500 policies, and more policyholders are choosing to stay with ERIE, with our retention rate improving to 89.7 percent.  Our performance continues to position us well in what we expect will continue to be an increasingly competitive environment.”

Details of First Quarter 2007 Results — Segment Basis:

Management operations

Management fee revenue decreased 1.8 percent for the quarter ended March 31, 2007. Direct written premiums of the Property and Casualty Group, upon which management fee revenue is calculated, decreased 2.6 percent to $918.2 million in the first quarter 2007, from $942.8 million in the first quarter of 2006. The decline in direct written premiums of the Property and Casualty Group reflects the impact of rate reductions and changes in risk characteristics of policyholders and coverages provided. The increase to the management fee rate in 2007 to 25 percent, from 24.75 percent in 2006, offset some of the decline in direct written premiums. This higher management fee rate in 2007 increased management fee revenue by $2.3 million, or $0.02 per share-diluted for the quarter ended March 31, 2007.

Other factors impacting direct written premiums of the Property and Casualty Group during the first quarter of 2007 include:

•	Year-over-year policies in force grew 1.3 percent, or 50,223 policies, to 3,811,723 at March 31, 2007, compared to year-over-year growth of 2,988 policies in the first quarter of 2006.

•	The year-over-year policy retention rate for the Property and Casualty Group improved again to 89.7 percent at March 31, 2007, compared to 88.8 percent at March 31, 2006.

•	New policies in force increased 3.7 percent from March 31, 2006 levels and renewal policies in force increased 1.0 percent.

•	The year-over-year average premium per policy on new business in the first quarter of 2007 of $843 was 3.3 percent less than the $872 in the first quarter of 2006.

•	The year-over-year average premium per policy on renewal business declined 5.2 percent to $1,011 in the first quarter of 2007.

The Property and Casualty Group has been implementing rate reductions to be more price competitive, which resulted in a $34 million decrease in written premiums in the first quarter of 2007. An additional $45 million in rate reductions are forecast for the remainder of the year. The most significant rate reductions have been in the Group’s largest line of business, private passenger auto.

In addition to rate reductions, the Company continues to expand its agency force to support its growth goals. Through the first quarter of 2007 the Company appointed 66 new agencies. Consolidations and terminations within ERIE’s agency force resulted in a net increase of 38 producing agencies during the first quarter, bringing our total of producing agencies to 1,832 at March 31, 2007. The Company expects to meet its goal of 200 new agency appointments during 2007. In 2006, the Company appointed 139 new agencies.

The cost of management operations decreased 1.8 percent to $190.4 million in the first quarter of 2007, from $193.8 million for the same period in 2006. Commission costs, the largest component of the cost of management operations, decreased 2.4 percent to $130.8 million from $134.1 million in the first quarter 2006. Normal commissions decreased 2.0 percent, and our estimate for agent bonus awards decreased 4.9 percent primarily due to a reduction in the profitability component of the award. There were $1.5 million in additional commission costs in the first quarter of 2007, from the new $50 per policy private passenger auto bonus.

First quarter costs of management operations, excluding commissions, decreased 0.3 percent to $59.5 million in 2007 from $59.7 million in 2006. Personnel costs, the second largest component of the cost of management operations, totaled $33.9 million for the first quarter 2007 versus $35.6 million in the same period in 2006, a decrease of 4.8 percent. The Company’s normal salary expense increased $1.2 million driven by 6 percent higher average pay rates offset by slightly lower personnel count. Normal salary expenses were offset by a $2.4 million decrease in expense for management incentive plans, due to a reduction in the estimates for the management incentive plan payouts which was attributable to lower than targeted Property and Casualty Group premium production. The Company’s employee benefit expenses decreased $0.7 million. Health and vision benefit expenses increased $0.1 million in the first quarter of 2007. Pension and retiree health benefit expenses decreased $0.9 million due to a higher discount rate assumption for the pension plans and the curtailment of the retiree health plan in 2006. All other operating costs increased 16.2 percent driven by increased professional fees.

Insurance underwriting operations

The Company’s insurance underwriting operations generated gains of $5.6 million and $7.3 million in the first quarters of 2007 and 2006, respectively. The GAAP combined ratio for the Company was 89.2 percent in the first quarter 2007 compared to 86.5 percent for the same period in 2006.

•	Earned premiums of the Property and Casualty Group declined $41 million reflecting the trend of rate decreases.

•	Development of prior accident year loss reserves continued to be favorable in the first quarter 2007, improving the loss ratio 10.3 points, or $5.4 million, compared to an improvement of 7.9 points for the first quarter of 2006.

•	The majority of this positive development resulted from favorable re-estimates of reserves on prior accident quarters for automobile bodily injury and uninsured/underinsured motorist bodily injury. Improvements in accident quarter loss ratios in these lines were a result of improved frequency and severity trends.

•	Offsetting this favorable development was a strengthening of reserves for certain workers compensation claims of which our share was $0.4 million, or 0.8 GAAP combined ratio points.

•	The Company recognized certain adjusting and other liabilities of $1.4 million or 2.4 combined ratio points for estimated employee salaries and benefits of the Exchange that were not fully considered in the reserve.

In 2006, the favorable development of the first quarter resulted primarily from the personal auto, homeowners and workers’ compensation lines of business. Severity trends improved in the first quarter of 2006 compared to those anticipated based on historical patterns.

The Company’s share of catastrophe losses amounted to $0.3 million in each of the first quarters of 2007 and 2006. These catastrophe losses contributed 0.5 points and 0.6 points to the GAAP combined ratio in the first quarters of 2007 and 2006, respectively. Underwriting losses are seasonally higher in the second and fourth quarters and as a consequence, the Company’s combined ratio generally increases as the year progresses. In the first quarter of 2007, our share of the reduction to incurred but not reported reserves related to seasonality adjustments was $3.3 million, compared to $2.3 million in the first quarter of 2006.

Investment operations

Net revenue from investment operations increased 44.6 percent in the first quarter of 2007 to $29.8 million compared to $20.6 million in the first quarter of 2006.

Equity in earnings of limited partnerships contributed significantly to the improved investment performance, increasing to $12.5 million in the first quarter of 2007 from $4.1 million in the first quarter of 2006. Optimal market conditions resulted in a higher return on capital on mezzanine debt and private equity partnership investments by some of our more seasoned limited partnerships and appreciation of commercial properties owned by our real estate limited partnerships.

Net investment income, which includes primarily interest and dividends on the Company’s fixed maturity and equity security portfolios, decreased by 6.8 percent to $14.0 million for the quarter ended March 31, 2007, from $15.0 million for the same period in 2006 as a result of lower invested asset balances due to share repurchase activity.

Net realized gains on investments were $1.9 million in the first quarter of 2007 compared to $0.8 million in 2006. Net realized gains on investments generally pertain to gains and losses on bonds, preferred stocks and common stocks. Impairment charges of $0.7 million and $2.0 million were recorded on fixed maturity and equity securities during the first quarters of 2007 and 2006, respectively.

The Company’s provision for income taxes was positively affected by adjustments of $2.5 million from IRS audits and adjustments to deferred taxes. These adjustments were offset by $0.8 million of interest on uncertain tax positions from adoption of FIN 48 during the quarter. As a consequence, the effective income tax rate for the quarter was 30.5 percent down from the more normalized 33 percent.

As part of our capital management plan, the Company repurchased 282,539 shares of our Class A common stock at a cost of $15.1 million during the first quarter of 2007, or $53.34 per share.

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Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 463 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company’s other business activities during 2007 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “contemplate,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.